Exhibit 4.1

AMENDMENT NO. 3 to Stock purchase AGREEMENT and settlement Agreement

This Amendment No. 3 to Stock Purchase Agreement and Settlement Agreement (this “Agreement”) is made and entered into as of November 9, 2022 by and among BIMI INTERNATIONAL MEDICAL INC., a company organized under the laws of the state of Delaware, the U.S.A. (“Parent”), BIMI PHARMACEUTICAL (CHONGQING) CO., LTD. (also known as BimAi PHARMACEUTICAL (Chongqing) Co., Ltd.), a company organized under the laws of the PRC (“Buyer”), WUZHOU QIANGSHENG HOSPITAL CO., LTD., a company organized under the laws of the PRC ( “Qiangsheng”), SUZHOU EURASIA HOSPITAL CO., LTD., a company organized under the laws of the PRC (“Eurasia”), YUNAN YUXI MINKANG HOSPITAL CO., LTD., a company organized under the laws of the PRC (“Minkang”), Mr. JIANGJIN SHEN, an individual residing in the PRC (“Jiangjin”), and Mr. ZHIWEI SHEN, an individual residing in the PRC (“Zhiwei”). Qiangsheng, Eurasia and Minkang may be referred to herein individually as an “Acquired Company” and collectively as the “Acquired Companies.” Jiangjin and Zhiwei may be referred to herein individually as a “Seller” and collectively as “Sellers.” Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Stock Purchase Agreement dated as of April 9, 2021, as amended on April 16, 2021 and December 17, 2021, respectively (together the “Original Agreement”), whereby Buyer purchased all the issued and outstanding shares of capital stock of the Acquired Companies from Sellers (the “Shares”), in consideration of an aggregate purchase price of RMB 162,000,000, consisting of cash in the amount of RMB 20,000,000 (the “Closing Cash Payment”), and (ii) 4,000,000 shares of Common Stock of the Parent (the “Closing Stock Payment”), valued at RMB 78,000,000 or US$12,000,000 (the “Original Purchase Price”).

WHEREAS the balance of the Original Purchase Price in the amount of RMB 64,000,000 was subject to post-closing adjustments based on the performance of the Acquired Companies in 2021 and 2022.

Whereas, after the Original Closing, Sellers have continued to operate and manage the businesses of the Acquired Companies as executives of the Acquired Companies.

Whereas, after the Original Closing, Buyer formed and transferred the 100% ownership of the Acquired Companies to wholly-owned subsidiary BIMI HOSPITAL MANAGEMENT (CHONGQING) CO., LTD. (also known as BIMAI HOSPITAL MANAGEMENT (CHONGQING) CO., LTD.).

WHEREAS, based on the performance of the Acquired Companies in 2021, Sellers were not entitled to the Second Payment pursuant to the terms of the Original Agreement and based on the performance of the Acquired Companies in 2022, it is expected that Sellers will not be entitled to the Third Payment pursuant to the terms of the Original Agreement.

WHEREAS, due to a 1-for-5 reverse stock split of Parent on February 2, 2022 (the “Reverse Stock Split”), the 4,000,000 shares of Common Stock of the Parent (the “Parent Shares”) issued to Sellers were consolidated into 800,000 Parent Shares;

WHEREAS, the Parties desire to amend certain terms and conditions of the Original Agreement;

WHEREAS, pursuant to Section 13.7 of the Original Agreement, amendments to the Original Agreement shall be in writing and shall require the written consent of all parties involved; and

WHEREAS, the undersigned constitute all of the Parties to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Original Agreement.

2. Amendment.

(1) Amendment. The Parties hereby agree to amend the Original Agreement (as amended by this Agreement, the “Amended Agreement”) as follows:

(a) Purchase Price. The Original Agreement shall be amended, mutatis mutandis, to reflect the Parties’ agreement that the Purchase Price shall be reduced from RMB162,000,000 to RMB80,000,000.

(b) Payment of Consideration. The Original Agreement shall be amended, mutatis mutandis, to reflect the Parties’ agreement that (i) the Closing Cash Payment shall be retroactively reduced from RMB20,000,000 to nil, (ii) the Closing Stock Payment shall be retroactively reduced from 800,000 Parent Shares (post Reverse Stock Split) to 164,000 Parent Shares (post Reverse Stock Split).

(c) 2023 Performance Targets and Payments. The Original Agreement shall be amended, mutatis mutandis, to reflect the parties’ agreement that a performance payment (the “Performance Payment”) in the amount of RMB 64,000,000 based on the performance of the Acquired Companies in 2023, shall be made pursuant to similar terms and conditions as those for the forfeited Second Payment and the Third Payment, except that (X) the 2023 Profit Target shall be RMB5,500,000 and (Y) if the 2023 Actual Profit is less than the 2023 Profit Target, Sellers shall not be entitled to any portion of the Performance Payment.

(d) Special Post-Closing Agreements. A new Section 2.6 (e) is hereby added to read as follows:

“(e) Special Post-Closing Agreements.

(i)	After the Closing, Buyer and its wholly-owned subsidiary BIMI HOSPITAL MANAGEMENT (CHONGQING) CO., LTD. (also known as BIMI HOSPITAL MANAGEMENT (CHONGQING) CO., LTD, “Direct Parent”) shall have the right to exercise a special right to sell to Sellers, all right, title and interest in and to the Shares, which constitute 100% of the outstanding equity interest in the Acquired Companies, in exchange for the return by Sellers of the 164,000 Parent Shares held by Sellers, as full and complete payment of the aggregate purchase price for the Shares, on the happening at any time of any of the following events (each a “Buyer Triggering Event”):

(X) if the 2023 Actual Profit is less than the 2023 Profit Target;

(Y) if any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company is revoked, withdrawn, suspended, canceled, terminated, or modified, while such Acquired Company is operated or managed by either Seller; or

(Z) if Buyer becomes aware of any Legal Requirement or Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject, the effectiveness, amendment, implementation or enforcement of which would cause Buyer’s and Direct Parent’s acquisition, owning or operation of any Acquired Company to (A) contravene, conflict with, or result in a violation of, or give any Governmental Body the right to exercise any remedy or obtain any relief under, such Legal Requirement or Order, or (B) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company.

(ii)	Sellers acknowledge and agree that it is critical that all the financial statements of the Acquired Companies and supporting materials (the “Financial Materials”) be provided to Parent in a timely fashion in order for Parent to timely prepare and file periodic reports under the Exchange Act of 1934 and to be in compliance with the Legal Requirements. Sellers further acknowledge and agree that after the Closing, for as long as Sellers continue to operate and manage the Acquired Companies as executives of the Acquired Companies, the timely delivery of the Financial Materials to Parent is within Sellers’ control. As such, Sellers shall cause the delivery of the Financial Materials to Parent by the deadlines advised by Parent’s auditors (the “Deadlines”), for as long as Sellers operate and manage the Acquired Companies as executive of the Acquired Companies:

If Parent fails to receive the Financial Materials by any of the Deadlines, Sellers shall be deemed to have exercised a special right to buy from Direct Parent, all right, title and interest in and to the Shares, which constitute 100% of the outstanding equity interest in the Acquired Companies, in exchange for the return by Sellers of the 164,000 Parent Shares held by Sellers, as full and complete payment of the aggregate purchase price for the Shares. Parent’s failure to receive the Financial Materials by any of the Deadlines is a “Sellers Triggering Event”, which, together with the Buyer Triggering Event, shall be referred to herein individually as a “Triggering Event” or collectively the “Triggering Events”.

(iii)	On the happening of any of the Triggering Events, Buyer and Direct Parent shall have the right to elect to (X) engage in good faith negotiations with Sellers and take necessary actions to resolve issues that led to the Triggering Events, or (Y) deliver to Sellers agreements, documents, instruments or certificates duly executed by Buyer and Direct Parent, necessary for changing the official records of all Governmental Bodies of the PRC with appropriate jurisdiction, to reflect that Sellers own, beneficially and on the record, the Shares (the “Record Change Documents”).

(iv)	Upon receipt of the Record Change Documents from Buyer and Direct Parent, Sellers shall immediately (X) counter-sign and deliver to Buyer and Direct Parent the Record Change Documents, (Y) sign and deliver to Buyer and Direct Parent a transfer agent instruction duly signed by each Seller in substantially the form as Exhibit A, directing Parent’s transfer agent to transfer the 164,000 Parent Shares which are maintained in an electronic DRS account by Parent’s transfer agent on behalf of such Seller and (Z) execute and deliver further instruments of transfer and assignment (in addition to those explicitly required by other provisions of this Agreement) and take such other actions as Buyer and Direct Parent may reasonably request to effect and perfect the transactions contemplated herein.”

(e) Survival. The first sentence of Section 12.1 is hereby amended and restated in its entirety to read as follows:

“All representations, warranties, covenants, obligations and post-Closing agreements including without limitation provisions regarding Performance Payment and Special Post-Closing Agreements (i.e. Section 2.6 (e)) in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing.”

(f) Jurisdiction. Each of paragraphs (c) and (d) of Section 13.12 is hereby deleted in its entirety. Paragraph (b) of Section 13.12 is hereby amended and restated in its entirety to read as follows:

“Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all the parties hereto.”

(2) Settlement. As a result of the amendments sets forth in Section 2(1) (a) and (b) hereof, the Parties agree to the following settlement terms:

(a) Immediately after the signing of this Agreement, Sellers shall execute and deliver all documents as requested by Buyer in order to cause the return to Parent of 636,000 Parent Shares, which were issued to Sellers.

(b) Within ten (10) business days after the signing of this Agreement, Sellers shall return to Buyer RMB 20,000,000 in cash, which is the amount paid by Buyer to Sellers as the Closing Cash Payment, by wire transfer of immediately available funds pursuant to the wire instructions provided by Buyer.

(c) The 2021 and 2022 performance targets of the Acquired Companies as set forth in the Original Agreement were not met and therefore Sellers are not entitled to the Second Payment or the Third Payment. None of Buyer, Parent, Direct Parent, the Acquired Companies, nor any of their Related Parties shall have any debt, obligation or liability to either Seller or their respective Related Parties in connection with or resulting from the forfeiture of the Second Payment or the Third Payment. Each Seller, on behalf of himself and his respective Related Parties, hereby unconditionally and irrevocably releases each of Buyer, Parent, Direct Parent, the Acquired Companies and their respective Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from, in connection with or resulting from the forfeiture of the Second Payment and the Third Payment.

(3) Reference to and Effect on the Original Agreement. On or after the date hereof, each reference in the Original Agreement to “this Agreement,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Original Agreement as amended hereby. No reference to this Agreement need be made in any instrument or document at any time referring to the Original Agreement, a reference to the Original Agreement in any of such to be deemed a reference to the Amended Agreement.

(4) No Other Amendments. Except as set forth herein, the Original Agreement shall remain in full force and effect in accordance with its terms, which such terms are hereby ratified and confirmed and remain in full force and effect.

3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5. Governing Law; jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles. Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all the Parties. In the event a proceeding is commenced to enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable fees and expenses payable by the prevailing party to his or its attorneys, accountants and other professionals in connection with that proceeding.

6. Representation by Counsel. Each of the Parties has been represented or has had the opportunity to be represented by legal counsel of their own choice.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

BIMI PHARMACEUTICAL (CHONGQING) CO., LTD.

By:	/s/ Xiaoping Wang
Name:	Xiaoping Wang
Title:	Legal Representative

PARENT:

BIMI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	CEO

Direct Parent:

BIMI HOspital management (Chongqing) co., ltd.

By:	/s/ Wangjin Wu
Name:	Wangjin Wu
Title:	Legal Representative

SELLERS:

JIANGJIN SHEN

By:	/s/ Jiangjin Shen
Name:	Jiangjin Shen
Address:	No. 214-1, Xihuang Village, Donghai County, Chengxiang District, Putian City, Fujian Province, PRC

ZHIWEI SHEN

By:	/s/ Zhiwei Shen
Name:	Zhiwei Shen
Address:	No. 214, Xihuang Village, Donghai County, Chengxiang District, Putian City, Fujian Province, PRC

Acquired COMPANIES:

WUZHOU QIANGSHENG HOSPITAL CO., LTD.

By:	/s/ Zhiwei Shen
Name:	Zhiwei Shen
Title:	Chairman of the Board

SUZHOU EURASIA HOSPITAL CO., LTD.

By:	/s/ Jiangjin Shen
Name:	Jiangjin Shen
Title:	Chairman of the Board

YUNAN YUXI MINKANG HOSPITAL CO., LTD.

By:	/s/ Jiangjin Shen
Name:	Jiangjin Shen
Title:	Chairman of the Board

Exhibit A Transfer Agent Instructions

Date:

American Stock Transfer & Trust Company, LLC

Attention Darren Larson

6201 15th Avenue

Brooklyn, NY 11219

By email: Darren.Larson@equiniti.com

Re: BIMI International Medical Inc. (“BIMI”)

Dear Mr. Larson:

The undersigned, the record and beneficial owner of _________ shares (the “Subject Shares”) of common stock of BIMI International Medical Inc. (“BIMI”) held in a DRS account (AST Account number _______), hereby unconditionally and irrevocably instructs American Stock Transfer & Trust Company, LLC (“AST”), BIMI’s transfer agent, to transfer the Subject Shares to BIMI. The undersigned consents to BIMI’s instructions to AST in substantially the form as Appendix I attached hereto.

The undersigned hereby agrees to indemnify and hold harmless AST, its affiliates, successors and assigns from and against any and all claims, damages, liabilities or losses to which they may be subject as a result of accepting this letter.

Sincerely,

By:
Name:

Appendix I

(BIMI Company Letterhead)

Date

American Stock Transfer & Trust Company, LLC

Attention Darren Larson

6201 15th Avenue

Brooklyn, NY 11219

By email: Darren.Larson@equiniti.com

Re: BIMI International Medical Inc. (“BIMI”)

Dear Mr. Larson:

I am writing to you on behalf our company, of BIMI International Medical Inc. (“BIMI”). We have entered into agreements with certain of our shareholders whereby they have agreed to return to us an aggregate of ______ shares of our Common Stock. In your capacity as transfer agent for BIMI, you hereby authorized and instructed to cancel and retire the _______ shares as detailed in Schedule I hereto.

BIMI hereby agrees to indemnify and hold harmless American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), its affiliates, successors and assigns from and against any and all claims, damages, liabilities or losses to which they may be subject as a result of accepting this letter in connection with cancelation of the _______ shares of BIMI currently held in in book-entry positions with AST.

Thank you for your assistance and please let me know if you have any questions.

Sincerely,

Name:	Tiewei Song
Title:	CEO

Schedule I